EXHIBIT NO. 99

Supplemental Segment Information
In thousands	Three Months Ended October 31,		Six Months Ended October 31,
	2001	2000	2001	2000
Orders Received:
Sign Making & Specialty Graphics	$ 70,132	$ 70,717	$134,802	$137,199
Apparel & Flexible Materials	35,553	44,991	76,141	97,125
Ophthalmic Lens Processing	20,241	22,190	41,149	44,219

	$125,926	$137,898	$252,092	$278,543
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	October 31, 2001	April 30, 2001
Backlog:
Sign Making & Specialty Graphics	$ 3,992	$ 1,420
Apparel & Flexible Materials	28,452	35,564
Ophthalmic Lens Processing	3,915	3,532

	$36,359	$40,516
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